EXHIBIT 10j(ii)

VERIZON COMMUNICATIONS INC. LONG-TERM INCENTIVE PLAN

PERFORMANCE STOCK UNIT AGREEMENT

2004–06 AWARD CYCLE

AGREEMENT between Verizon Communications Inc. (“Verizon”) and you (the “Participant”).

1. Purpose of Agreement. The purpose of this Agreement is to provide a one-time grant of performance stock units (“PSUs”) to the Participant.

2. Agreement. This Agreement is entered into pursuant to the terms of the 2001 Verizon Communications Inc. Long-Term Incentive Plan (the “Plan”), and evidences the grant of a performance stock award in the form of PSUs pursuant to the Plan. This Agreement is designed to comply with the requirements of Section 162(m) of the Code and the Treasury Department Regulations thereunder. The PSUs and this Agreement (including the covenants set forth in Exhibit A (the “Covenants”), which are incorporated into and shall be a part of the Agreement) are subject to the terms and provisions of the Plan. (The Participant may request a copy of the Plan from the Verizon Compensation and Executive Benefits Department.) By executing this Agreement, the Participant agrees to be bound by the terms and provisions of the Plan, and by the actions of the Plan Administrator, the Human Resources Committee of Verizon’s Board of Directors or any successor thereto (the “Committee”), and any designee of the Committee.

3. Contingency. The grant of PSUs is contingent on the Participant’s timely acceptance of this Agreement and satisfaction of certain other conditions contained herein. If the Participant does not properly accept (or revokes acceptance of) this Agreement the Participant shall not be entitled to the PSUs.

4. Number of Units. The Participant is granted the number of PSUs specified on the cover letter provided in conjunction with this Agreement. A PSU is a hypothetical share of Verizon’s common stock. The value of a PSU on any given date shall be equal to the closing price of Verizon’s common stock as of such date. A PSU does not represent an equity interest in Verizon and carries no voting rights. A Dividend Equivalent Unit (“DEU”) or fraction thereof shall be added to each PSU each time that a dividend is paid on Verizon’s common stock. The amount of each DEU shall be equal to the dividend paid on a share of Verizon’s common stock. The DEU shall be converted into PSUs or fractions thereof based upon the average of the high and low sales prices of Verizon’s common stock traded on the New York Stock Exchange on the dividend payment date of each declared dividend on Verizon’s common stock, and such PSUs or fractions thereof shall be added to the Participant’s PSU balance.

5. Vesting.

(a) General. The Participant shall vest in the PSUs to the extent provided in paragraph 5(b) (“Performance Requirement”) only if the Participant satisfies the requirements of paragraph 5(c) (“Three-Year Continuous Employment Requirement”), except as otherwise provided in paragraph 7 (“Early Cancellation/Accelerated Vesting of PSUs”).

(b) Performance Requirement.

(1) The PSUs shall vest based on the average annual total shareholder return (“TSR”) of Verizon’s common stock during the three-year period beginning January 1, 2004, and ending December 31, 2006, relative to the combined weighted average annual TSR of the companies in the Standard & Poor’s 500 (“S&P 500®”) Index and the companies in the Telecom Peer Company (“TPC”) Index during the same three-year period as provided in the following table:

Relative TSR Position	Vested Percentage of PSUs*
Below 20%	0%
20%	40%
30%	60%
40%	80%
50%	100%
60%	120%
70%	140%
80% or more	200%

*For amounts between 20% and 80%, the vested percentage of PSUs shall equal twice the Relative TSR Position (e.g., a Relative TSR Position of 52% equals a 104% vested percentage). However, the Committee’s discretion to administer the Plan includes the absolute discretion to reduce the vested percentage of PSUs at any Relative TSR Position, and the Committee’s exercise of this discretion shall be final, conclusive and binding.

Note: No PSUs shall vest if the Relative TSR Position is less than 20% and the maximum percentage of PSUs to vest shall be 200%.

(2) For purposes of the table set forth in paragraph 5(b)(1)—

(i) “Relative TSR Position” shall equal (A) 40% of the average annual Verizon S&P 500 TSR Position during the Award Cycle, plus (B) 60% of the average annual Verizon TPC TSR Position during the Award Cycle. The Committee’s discretion to administer the Plan includes the absolute discretion to substitute or eliminate companies in the Telecom Peer Index and determine the Relative TSR Position for any period, and the Committee’s exercise of this discretion shall be final, conclusive and binding.

(ii) “Verizon S&P 500 TSR Position” shall be, as determined by the Committee, Verizon’s rank among companies in the S&P 500 Index in terms of TSR, expressed as a percentage equal to the number of companies in the S&P 500 Index with a TSR less than or equal to that of Verizon divided by the total number of companies in such index.

(iii) “Verizon TPC TSR Position” shall be, as determined by the Committee, where Verizon would rank among companies in the Telecom Peer Company Index in terms of TSR if Verizon were included in such index, expressed as a percentage equal to the number of companies in the TPC Index with a TSR less than or equal to that of Verizon divided by the total number of companies in such index.

(iv) “TSR” or “Total Shareholder Return” shall mean the change in the price of a share of common stock from the beginning of a period (as measured by the closing price of a share of such stock on the last trading day preceding the beginning of the period) until the end of such period (as measured by the closing price of a share of such stock on the last trading day of the period), adjusted to reflect the reinvestment of dividends (if any) through the purchase of common stock and as may be necessary to take into account stock splits or other events similar to those described in Section 4.3 of the Plan.

(v) “Award Cycle” shall mean the three-year period beginning on January 1, 2004, and ending at the close of business on December 31, 2006.

(c) Three-Year Continuous Employment Requirement. Except as otherwise determined by the Committee, the PSUs shall vest only if the Participant is continuously employed by the Company from the date the PSUs are granted through the end of the Award Cycle.

(d) Transfer. Transfer of employment from Verizon to a Related Company (as defined in paragraph 13), from a Related Company to Verizon, or from one Related Company to another Related Company shall not constitute a separation from employment hereunder, and service with a Related Company shall be treated as service with the Company for purposes of the three-year continuous employment requirement in paragraph 5(c).

6. Payment. All payments under this Agreement shall be made in cash. As soon as practicable after the end of the Award Cycle, except as described in paragraph 7(c), the value of the PSUs (minus any withholding for income taxes) shall be paid to the Participant (subject, however, to any deferral application that the Participant has made under the deferral plan (if any) then available to the Participant and under procedures adopted by the Plan Administrator). If the Participant dies before any payment due hereunder is made, such payment shall be made to the Participant’s beneficiary. Once a payment has been made with respect to a PSU, the PSU shall be canceled.

7. Early Cancellation/Accelerated Vesting of PSUs. Subject to the provisions of paragraph 7(c), PSUs may vest or be forfeited before vesting in accordance with paragraph 5 as follows:

(a) Voluntary Separation or Discharge for Cause.

(1) If the Participant is not eligible to Retire (as defined in paragraph 7(b)(5)) and (i) quits, (ii) is terminated for Cause (as defined below), or (iii) separates from employment under circumstances not described in paragraph 7(b), all then-unvested PSUs shall be canceled immediately and shall not be payable.

(2) For purposes of this Agreement, “Cause” means (i) grossly incompetent performance or substantial or continuing inattention to or neglect of the duties and responsibilities assigned to the Participant; fraud, misappropriation or embezzlement involving the Company; or a material breach of the Code of Business Conduct or any of the Covenants set forth in Exhibit A to this Agreement, all as determined by the Plan Administrator in its discretion, or (ii) commission of any felony of which the Participant is finally adjudged guilty by a court of competent jurisdiction.

(b) Retirement, Involuntary Termination Without Cause, Death or Disability.

(1) This paragraph 7(b) shall apply if, on or before the last day of the Award Cycle, the Participant:

(i) Retires (as defined below), or

(ii) Separates from employment by reason of an involuntary termination without Cause (as determined by the Plan Administrator), death, or disability.

(2) Subject to paragraph 7(b)(3), if the Participant separates from employment under circumstances described in paragraph 7(b)(1), the Participant’s then-unvested PSUs shall be subject to the vesting provisions set forth in paragraph 5(a), except that the three-year continuous employment requirement set forth in paragraph 5(c) shall not apply, provided that the Participant does not commit a material breach of any of the Covenants and provided that the Participant executes a release satisfactory to the Company waiving any claims he may have against the Company.

(3) The Participant shall vest under this paragraph 7(b) only in a percentage of the PSUs that would otherwise have vested based upon the ratio of (i) the number of months the Participant was actively at work during the Award Cycle to (ii) the total number of months in the Award Cycle. For this purpose, a Participant who is actively at work through and including the 15th day of any month shall receive credit for the full month, and a Participant who is not actively at work through and including the 15th day of the month shall not receive any credit for that month.

(4) Any PSUs that vest pursuant to paragraph 7(b)(3) shall be payable as soon as practicable after the end of the Award Cycle, except as described in paragraph 7(c). However, the Plan Administrator’s discretion to administer the Plan includes the absolute discretion to determine whether and the extent to which the Participant is eligible to receive DEUs with respect to dividends declared after the Participant’s separation from employment, and the Plan Administrator’s exercise of this discretion shall be final, conclusive and binding.

(5) For purposes of this Agreement, “Retire” means (i) to retire after having attained at least 15 years of Net Credited Service (as defined under the Verizon Management Pension Plan) and a combination of age and years of Net Credited Service that equals or exceeds 75 points, or (ii) retirement under any other circumstances determined in writing by the Plan Administrator.

(c) Change in Control. Upon the occurrence of a Change in Control (as defined in the Plan) on or before the last day of the Award Cycle, all then-unvested PSUs shall vest and be payable immediately (without prorating of the award) at 50% of the maximum award payout without regard to the performance requirement in paragraph 5(b) or the three-year continuous employment requirement in paragraph 5(c); provided, however, that if the Participant terminates employment before the Change in Control occurs under the circumstances described in paragraph 7(b)(3), the immediately payable award described in this sentence shall be prorated as described in paragraph 7(b)(3). A Change in Control that occurs after the end of the Award Cycle shall have no effect on whether any PSUs vest or become payable. A Participant who receives the immediate award payment provided in this paragraph 7(c) shall be entitled to receive payment for all dividends declared before the Change in Control, even if such dividends are paid or payable after the Change in Control.

(d) Vesting Schedule. Except as provided in paragraphs 7(b) and (c), nothing in this paragraph 7 shall alter the vesting schedule prescribed by paragraph 5.

8. Shareholder Rights. The Participant shall have no rights as a shareholder with respect to shares of common stock to which this grant relates. Except as provided in the Plan or in this Agreement, no adjustment shall be made, for dividends or other rights for which the record date occurs while the PSUs are outstanding.

9. Revocation or Amendment of Agreement. Except to the extent required by law or specifically contemplated under this Agreement (including, but not limited to, the determination of Relative TSR Position, Verizon S&P 500 TSR Position, and Verizon TPC TSR Position, and whether the Participant has been terminated for Cause, has a disability, or has satisfied the three-year continuous employment requirement), the Committee may not, without the written consent of the Participant, (a) revoke this Agreement insofar as it relates to the PSUs granted hereunder, or (b) make or change any determination or change any term, condition or provision affecting the PSUs if the determination or change would materially and adversely affect the PSUs or the Participant’s rights thereto. Nothing in the preceding sentence shall preclude the Committee from exercising reasonable administrative discretion with respect to the Plan or this Agreement.

10. Assignment. The PSUs shall not be assignable or transferable except by will or by the laws of descent and distribution. During the Participant’s lifetime, the PSUs may be deferred only by the Participant or by the Participant’s guardian or legal representative.

11. Beneficiary. The Participant shall designate a beneficiary in writing and in such manner as is acceptable to the Plan Administrator. If the Participant fails to so designate a beneficiary, or if no such designated beneficiary survives the Participant, the Participant’s beneficiary shall be the Participant’s estate.

12. Other Plans and Agreements. Any gain realized by the Participant pursuant to this Agreement shall not be taken into account as compensation in the determination of the Participant’s benefits under any pension, savings, group insurance, or other benefit plan maintained by Verizon or a Related Company, except as determined by the board of directors of such company. The Participant acknowledges that receipt of this Agreement or any prior PSU agreement shall not entitle the Participant to any other benefits under the Plan or any other plans maintained by the Company.

13. Company and Related Company. For purposes of this Agreement, “Company” means collectively Verizon and Related Companies. “Related Company” means (a) any corporation, partnership, joint venture, or other entity in which Verizon holds a direct or indirect ownership or proprietary interest of 50 percent or more, or (b) any corporation, partnership, joint venture, or other entity in which Verizon holds an ownership or other proprietary interest of less than 50 percent but which, in the discretion of the Committee, is treated as a Related Company for purposes of this Agreement.

14. Employment Status. The grant of the PSUs shall not be deemed to constitute a contract of employment between the Company and the Participant, nor shall it constitute a right to remain in the employ of any such company.

15. Withholding. The Participant shall be responsible for any income taxes and the employee portion of any employment taxes that arise in connection with this grant of PSUs, and the Company shall make such arrangements as it deems necessary for withholding of any taxes it determines are required to be withheld pursuant to any applicable law or regulation.

16. Securities Laws. The Company shall not be required to make payment with respect to any shares of common stock prior to the admission of such shares to listing on any stock exchange on which the stock may then be listed and the completion of any registration or qualification of such shares under any federal or state law or rulings or regulations of any government body that the Company, in its sole discretion, determines to be necessary or advisable.

17. Committee Authority. The Committee shall have complete discretion in the exercise of its rights, powers, and duties under this Agreement. Any interpretation or construction of any provision of, and the determination of any question arising under, this Agreement shall be made by the Committee in its sole discretion and shall be final, conclusive, and binding. The Committee may designate any individual or individuals to perform any of its functions hereunder.

18. Successors. This Agreement shall be binding upon, and inure to the benefit of, any successor or successors of the Company and the person or entity to whom the PSUs may have been transferred by will, the laws of descent and distribution, or beneficiary designation. All terms and conditions of this Agreement imposed upon the Participant shall, unless the context clearly indicates otherwise, be deemed, in the event of the Participant’s death, to refer to and be binding upon such last-mentioned person or entity.

19. Construction. This Agreement is intended to grant the PSUs upon the terms and conditions authorized by the Plan. Any provisions of this Agreement that cannot be so administered, interpreted, or construed shall be disregarded. In the event that any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such provision shall be considered separate and apart from the remainder of this Agreement, which shall remain in full force and effect. In the event that any provision is held to be unenforceable for being unduly broad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.

20. Defined Terms. Except where the context clearly indicates otherwise, all capitalized terms used herein shall have the definitions ascribed to them by the Plan, and the terms of the Plan shall apply where appropriate.

21. Execution of Agreement. The Participant shall indicate consent to the terms of this Agreement (including its Exhibit) and the Plan by executing this Agreement pursuant to the instructions provided and otherwise complying with the requirements of paragraph 3. The Participant and Verizon hereby expressly agree that the use of electronic media to indicate confirmation, consent, signature, acceptance, agreement and delivery shall be legally valid and have the same legal force and effect as if the Participant and Verizon executed this Agreement (including its Exhibit) in paper form.

22. Confidentiality. Except to the extent otherwise required by law, the Participant shall not disclose, in whole or in part, any of the terms of this Agreement. This paragraph 22 does not prevent the Participant from disclosing the terms of this Agreement to the Participant’s spouse or to the Participant’s legal, tax, or financial adviser, provided that the Participant take all reasonable measures to assure that he or she does not disclose the terms of this Agreement to a third party except as otherwise required by law.

23. Additional Remedies. In addition to any other rights or remedies, whether legal, equitable, or otherwise, that each of the parties to this Agreement may have (including the right of the Company to terminate the Participant for Cause), the Participant acknowledges that—

(a) The Covenants in Exhibit A to this Agreement are essential to the continued goodwill and profitability of the Company;

(b) The Participant has broad-based skills that will serve as the basis for employment opportunities that are not prohibited by the Covenants in Exhibit A;

(c) When the Participant’s employment with the Company terminates, the Participant shall be able to earn a livelihood without violating any of the Covenants in Exhibit A;

(d) Irreparable damage to the Company shall result in the event that the Covenants in Exhibit A are not specifically enforced and that monetary damages will not adequately protect the Company from a breach of these Covenants;

(e) If any dispute arises concerning the violation by the Participant of the Covenants in Exhibit A, an injunction may be issued restraining such violation pending the determination of such controversy, and no bond or other security shall be required in connection therewith;

(f) Such Covenants shall continue to apply after any expiration, termination, or cancellation of this Agreement; and

(g) The Participant’s breach of any of such Covenants shall result in the Participant’s immediate forfeiture of all rights and benefits under this Agreement.

Exhibit A - Covenants

1. Noncompetition — In consideration for the benefits described in the Agreement to which this Exhibit A is attached, you, the Participant, agree that:

(a) Prohibited Conduct — During the period of your employment with the Company, and for the period ending six months after your termination of employment for any reason from the Company, you shall not, without the prior written consent of the Plan Administrator:

(1) personally engage in Competitive Activities (as defined below); or

(2) work for, own, manage, operate, control, or participate in the ownership, management, operation, or control of, or provide consulting or advisory services to, any individual, partnership, firm, corporation, or institution engaged in Competitive Activities, or any company or person affiliated with such person or entity engaged in Competitive Activities; provided that your purchase or holding, for investment purposes, of securities of a publicly traded company shall not constitute “ownership” or “participation in ownership” for purposes of this paragraph so long as your equity interest in any such company is less than a controlling interest;

provided that this paragraph (a) shall not prohibit you from (i) being employed by, or providing services to, a consulting firm, provided that you do not personally engage in Competitive Activities or provide consulting or advisory services to any individual, partnership, firm, corporation, or institution engaged in Competitive Activities, or any company or person affiliated with such person or entity engaged in Competitive Activities, or (ii) engaging in the private practice of law as a sole practitioner or as a partner in (or as an employee of or counsel to) a law firm in accordance with applicable legal and professional standards.

(b) Competitive Activities — For purposes of the Agreement to which this Exhibit A is attached, “Competitive Activities” means business activities relating to products or services of the same or similar type as the products or services (1) which are sold (or, pursuant to an existing business plan, will be sold) to paying customers of the Company, and (2) for which you then have responsibility to plan, develop, manage, market, oversee or perform, or had any such responsibility within your most recent 24 months of employment with the Company. Notwithstanding the previous sentence, a business activity shall not be treated as a Competitive Activity if the geographic marketing area of the relevant products or services sold by you or a third party does not overlap with the geographic marketing area for the applicable products and services of the Company.

2. Interference With Business Relations — During the period of your employment with the Company, and for a period ending with the expiration of twelve (12) months following your termination of employment for any reason from the Company, you shall not, without the written consent of the Plan Administrator:

(a) recruit or solicit any employee of the Company for employment or for retention as a consultant or service provider;

(b) hire or participate (with another company or third party) in the process of hiring (other than for the Company) any person who is then an employee of the Company, or provide names or other information about Company employees to any person, entity or business (other than the Company) under circumstances that could lead to the use of any such information for purposes of recruiting or hiring;

(c) interfere with the relationship of the Company with any of its employees, agents, or representatives;

(d) solicit or induce, or in any manner attempt to solicit or induce, any client, customer, or prospect of the Company (1) to cease being, or not to become, a customer of the Company or (2) to divert any business of such customer or prospect from the Company; or

(e) otherwise interfere with, disrupt, or attempt to interfere with or disrupt, the relationship, contractual or otherwise, between the Company and any of its customers, clients, prospects, suppliers, consultants, or employees.

3. Return Of Property; Intellectual Property Rights — You agree that on or before your termination of employment for any reason with the Company, you shall return to the Company all property owned by the Company or in which the Company has an interest, including files, documents, data and records (whether on paper or in tapes, disks, or other machine-readable form), office equipment, credit cards, and employee identification cards. You acknowledge that the Company is the rightful owner of any programs, ideas, inventions, discoveries, patented or copyrighted material, or trademarks that you may have originated or developed, or assisted in originating or developing, during your period of employment with the Company, where any such origination or development involved the use of Company time, information or resources, or the exercise of your responsibilities for or on behalf of the Company. You shall at all times, both before and after termination of employment, cooperate with the Company in executing and delivering documents requested by the Company, and taking any other actions, that are necessary or requested by the Company to assist the Company in patenting, copyrighting, protecting, enforcing or registering any programs, ideas, inventions, discoveries, works of authorship, data, information, patented or copyrighted material, or trademarks, and to vest title thereto solely in the Company.

4. Proprietary And Confidential Information — You shall at all times preserve the confidentiality of all Proprietary Information (defined below) and trade secrets of the Company, except and to the extent that disclosure of such information is legally required. “Proprietary information” means information or data related to the Company, including information entrusted to the Company by others, which has not been fully disclosed to the public by the Company and which is treated as confidential or protected within the business of the Company or is of value to competitors, such as strategic or tactical business plans; undisclosed financial data; ideas, processes, methods, techniques, systems, non-public information, models, devices, programs, computer software, or related information; documents relating to regulatory matters and correspondence with governmental entities; undisclosed information concerning any past, pending, or threatened legal dispute; pricing and cost data; reports and analyses of business prospects; business transactions that are contemplated or planned; research data; personnel information and data; identities of users and purchasers of the Company’s products or services; and other confidential matters pertaining to or known by the Company, including confidential information of a third party that you know or should know the Company is obligated to protect.

5. Definitions — Except where clearly provided to the contrary, all capitalized terms used in this Exhibit A shall have the definitions given to those terms in the Agreement to which this Exhibit A is attached.

6. Agreement to Covenants. You shall indicate your agreement to these Covenants in accordance with the instructions provided. You and Verizon hereby expressly agree that the use of electronic media to indicate confirmation, consent, signature, acceptance, agreement and delivery shall be legally valid and have the same legal force and effect as if you and Verizon executed these Covenants in paper form.